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                                  Exhibit 4.01
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                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          RATIONAL SOFTWARE CORPORATION

1.                The name of the corporation is:
                  RATIONAL SOFTWARE CORPORATION.

2. The address of its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle and the name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. (a) The total number of shares of Common Stock which the corporation shall have authority to issue shall be seventy-five million (75,000,000) and each of such shares shall have a par value of one cent ($0.01).

                  (b) The shares of Common Stock may be issued from time to time for such consideration as the Board of Directors may determine. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote.

5. The Board of Directors is authorized to make, alter or repeal the By-laws of the corporation. Election of directors need not be by ballot.

6.                The name and mailing address of the incorporator is:

                  L. M. Custis
                  100 West Tenth Street
                  Wilmington, Delaware  19801

7. (a) To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                  (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other
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enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

                  (c) Neither any amendment nor repeal of this Paragraph Seven, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Paragraph Seven, shall eliminate or reduce the effect of this Paragraph Seven, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Paragraph Seven, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

8. The authorized number of directors of this Corporation shall be not less than 5 and not more than 13. The number of directors within this range shall be stated in the Corporation's By-laws, as may be amended from time to time. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

                  Effective as of the annual meeting of stockholders in 1992, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders and in all cases until their successors shall be elected and shall qualify, or until their earlier resignation, removal from office, death or incapacity. The initial term of office of Class I shall expire at the annual meeting of stockholders in 1993, that of Class II shall expire at the annual meeting in 1994, and that of Class III shall expire at the annual meeting in 1995, and in all cases as to each director until his successor shall be elected and shall qualify, or until his earlier resignation, removal from office, death or incapacity.

                  Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

                  The directors remaining in office acting by a majority vote, or a sole remaining director, although less than a quorum, are hereby expressly delegated the power to fill any vacancies in the Board of Directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office or otherwise, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, death or incapacity.